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                                                               EXHIBIT 10.11.1
                              EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of March 1, 1996, by and between CHARLES H. PALKO ("Employee"), residing at 28898 Hidden Trail, Farmington Hills, Michigan 48331, and ROBERDS, INC., an Ohio corporation ("Employer"), with its principal place of business at 1100 East Central Avenue, Dayton, Ohio 45449-1888. In consideration of the mutual covenants and promises of the parties hereto, Employer and Employee agree as follows:


SECTION I. EMPLOYMENT. Employer hereby agrees to employ Employee as Vice President-Appliances, and in such other duties, capacities, and responsibilities as Employer may, from time to time, assign Employee, and Employee accepts such employment with Employer, subject to the terms and conditions set forth in this Agreement. Employee has been elected an "executive officer" of Employer by the Board of Directors of Employer.


SECTION II. TERM OF EMPLOYMENT. This Agreement, and the employment under it, shall commence on March 1, 1996 and continue until February 28, 1998, unless earlier terminated under the provisions set forth herein.


SECTION III. DUTIES OF EMPLOYEE. Employee will serve Employer faithfully and to the best of his ability, under the direction of the President of Employer. Employee will devote all of his time, energy, and skill during regular business hours to such employment. Employee shall perform such services and act in such executive capacity as the President shall direct.


SECTION IV. COMPENSATION. (a) Employee's salary shall be set at the rate of $150,000 per year from March 1, 1996, until the first anniversary of this Agreement.

         (b) Employee's salary for the second year of this Agreement may be increased to $175,000, at the discretion of the President and the Compensation Committee of the Board of Directors, but shall not be reduced below $150,000 annually.

         (c) Employer shall pay Employee's salary in accordance with the pay practices of Employer, as applied to all executive officers. Such policy is presently to pay executive officers weekly; however, it is expected to change to a bi-weekly schedule in April 1996.

         (d) Upon the execution of this Agreement, Employer shall make a cash award to Employee equal to the value of 2,000 of its common shares, without par value, as of March 1, 1996. The value of the shares shall be calculated as set forth below.

         (e) Employee shall participate in the Roberds, Inc. Executive Compensation Plan, as amended from time to time, and any other compensation plans or arrangements provided to Employer's executive officers.


SECTION V. FAILURE TO PAY EMPLOYEE.   The failure of Employer to pay Employee
his salary as provided in Section IV may, in Employee's sole discretion, be deemed a breach of this Agreement, and unless such breach is

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cured within ten days after written notice to Employer, this Agreement shall terminate, including the noncompetition provisions of Sections XII and XIII.


SECTION VI. VALUATION OF COMMON STOCK. The common shares awarded to Employee, as described in Section IV(d), shall be valued by taking the arithmetic mean of the high and the low prices of the common shares of Employer as reported by The Nasdaq Stock Market for activity on March 1, 1996.


SECTION VII. Not used.


SECTION VIII. OPTION TO PURCHASE COMMON STOCK.    Concurrently with the
execution of this Agreement, Employer shall deliver to Employer an option to purchase 10,000 shares of the common stock of Employer, in accordance with the terms of the Roberds, Inc. 1993 Stock Incentive Plan.


SECTION IX. REIMBURSEMENT OF EXPENSES.    (a)  Employer shall reimburse
Employee for reasonable out-of-pocket expenses which Employee shall incur in connection with his services for Employer rendered under this Agreement, on presentation by Employee of appropriate vouchers to Employer.

         (b) Employee agrees to move his principal residence to the greater Dayton, Ohio area as soon as practical. In connection with such move, and in accordance with Employer's moving expense reimbursement policies, Employer shall reimburse Employee's actual expenses for moving himself, his family, and their personal property; the real estate commissions paid on the sale of his current residence located at the address first stated above; and temporary living expenses in the greater Dayton, Ohio area until such time as the move is completed. Employee acknowledges that some portion of these payments and reimbursements by Employer may be subject to income tax.


SECTION X. RULES AND REGULATIONS OF EMPLOYER. Employee hereby agrees to abide by, and observe, the policies, rules, regulations, and restrictions imposed on employees and executive officers of Employer, as amended from time to time, as well as those set forth in this Agreement. Violation of any such policies, rules, or regulations may be cause for Employer invoking the provisions of
Section XI of this Agreement.


SECTION XI. TERMINATION. (a) If Employee shall fail or be unable to perform the services required by this Agreement because of any physical or mental infirmity, and such failure or inability shall continue for three consecutive months, or for six months during any twelve-consecutive-month period, Employer shall have the right to terminate this Agreement 90 days after delivering written notice of the termination to Employer; provided, however, that Employee shall continue to receive his full compensation to the date of termination, notwithstanding any such infirmity. The noncompetition provisions of Sections XII and XIII shall continue in full force and effect notwithstanding the termination of this Agreement, but if after recovery from such infirmity as evidenced by a medical certificate of a physician of Employer, Employer does not choose to hire Employee in some executive capacity, the noncompetition provisions of Sections XII and XIII, if still in effect, shall thereupon terminate.

         (b) The President of Employer may terminate Employee, by giving written notice to Employee of such termination, at any time with or without Cause (as defined below); provided, however, that if such termination is for any reason other than for Cause, the provisions of this Agreement, including the compensation arrangements set forth in section IV, shall continue through the term of this Agreement, as set forth in section II.

         (c) The President of Employer may terminate Employee for "Cause." Cause is defined as one or more of the following acts or conditions taken by or created by Employee:

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                  (1) Employee's failure to strictly adhere to the terms of this
                  Agreement or any of Employer's policies, rules, or regulations, as amended from time to time.

                  (2) Employee conducting himself in a manner that is detrimental to Employer's business or reputation in the business or investment community.

                  (3) The death of Employee during the term of this Agreement; provided, however, that Employer shall pay to Employee's estate any amounts that are owed to Employee under this Agreement at the date of death.

         In the event that Employer proposes to invoke one or more of the provisions of subsection (c),(1-2) above, Employer shall provide written notice to Employee setting forth the specific reasons for the proposed termination and shall permit Employee a thirty-day period in which to address and resolve the points raised in such notice. In the event such points are not resolved to the satisfaction of the President of Employer, in his sole judgment and discretion, then Employee shall be given written notice of his termination for Cause and this Agreement shall terminate as of the date of the written notice of such termination to Employee; provided, however, that Employer shall be liable to Employee for any amounts owed to Employee through the date of such termination for Cause, that the provisions of Sections XII through XV shall survive such termination for Cause, and that no further payments will be made to Employee under section IV subsequent to termination for Cause.

         (d) The parties to this Agreement recognize, and anticipate, that the employment of Employee with Employer will continue beyond the expiration of this Agreement. Upon the expiration of this Agreement, Employer and Employee may: (i) reach agreement to extend the term of this Agreement; (ii) enter into a new employment agreement; or (iii) continue the employment of Employee without a formal agreement. In the event that Employee's employment continues under alternative (iii), this Agreement shall expire and shall be of no further force or effect except for those provisions that survive termination or expiration, as specifically set forth herein.


SECTION XII. NONCOMPETITION AFTER TERMINATION. Employee agrees that in addition to any other limitation, for a period of one year after the termination of his employment with Roberds, Inc., except a termination caused by Employer in violation of the terms of this Agreement, and unless otherwise specified, he will not directly or indirectly engage in, or in any manner be connected with or employed by, any person, firm, or corporation engaged in the retail sale of products similar to those sold by Employer within a radius of 200 miles of any facility of Employer, its affiliates, or its subsidiaries, or any facility that Employer has publicly announced its intention to open.


SECTION XIII. SOLICITATION AFTER TERMINATION. Employee agrees that in addition to any other limitation, for a period of two years after the termination of his employment with Roberds, Inc., except a termination caused by Employer in violation of the terms of this Agreement, and unless otherwise specified, he will not, on behalf of himself or on behalf of any other person, firm, or corporation, call on any of the employees of Employer, or any of its affiliates or subsidiaries, for the purpose of recruiting such employees to employment with Employee, his then-current employer, or affiliates of his then-current employer. Further, Employee agrees that, for such two-year period, if any employee of Employer contacts Employee about employment with Employee, his then-current employer, or any of its affiliates or subsidiaries, Employee shall contact Employer prior to employing the prospective employee, and shall permit Employer to discuss the matter with the prospective employee.


SECTION XIV. USE OF CONFIDENTIAL INFORMATION. Employee agrees that in addition to any other limitation, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, or corporation any information relating to customer lists, retail prices, secrets, advertising, vendor product pricing, nor any confidential knowledge or secrets which he might from time to time acquire with respect to the business of the Employer, or any

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of its affiliates or subsidiaries. Employee acknowledges that Employer has other confidentiality rules set forth in its employee handbook, and other rules imposed by NATM Buying Corp., which also apply to Employee.


SECTION XV. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered are of a unique, special, and extraordinary character which would be difficult or impossible for Employer to replace, so Employee agrees that, in the event of a violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction.


SECTION XVI. COMMUNICATIONS TO EMPLOYER. From the time this Agreement commences until its termination, Employee shall communicate and channel to Employer all knowledge, business, and any other matters of information which could concern or be in any way beneficial to the business of Employer, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such communications when the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, notwithstanding the subsequent termination of this Agreement.


SECTION XVII. TERMINATION BY EMPLOYEE. If Employer shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary, or be the subject of an involuntary petition, in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Employee may, in his sole discretion, by written notice to Employer, terminate his employment and Employer consents to his release under such circumstances and agrees that if Employer ceases to operate or exist as a result of such event, the noncompetition and other provisions of Sections XII through XIV shall thereupon terminate.


SECTION XVIII. BINDING EFFECT; MISCELLANEOUS.     (a)      This Agreement shall
be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Employee.

         (b) This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior discussions, drafts, negotiations, proposals, and agreements between the parties, whether written or oral. This Agreement may not be amended except by a written instrument executed by the parties hereto.

         (c) If any provision of this Agreement is ultimately determined to be invalid or unenforceable, by a final non-appealable ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such determination, shall remain in full force and effect, and shall be construed in manner most likely to carry out the original intent of the parties.

         (d) This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, constitute one single, binding, enforceable agreement.

         (f) Any notice given, or required to be given, under this Agreement, shall be deemed to have been duly given if it is delivered to the addresses shown above by either (i) first-class mail, postage prepaid or (ii) a nationally recognized courier service. The parties may change such addresses at any time by giving written notice to the other partly to this Agreement in the manner set forth herein.



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SECTION XIX. LAW TO GOVERN CONTRACT.     This Agreement shall be governed by
the laws of the State of Ohio.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first stated above.



ROBERDS, INC., by

/s/ Kenneth W. Fletcher
------------------------------
Kenneth W. Fletcher, its
President



/s/ Charles H. Palko
------------------------------
CHARLES H. PALKO





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